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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference into Registration Statement Nos. 333-36563, 333-76223, 333-83521, 333-83523, 333-30644, 333-57972, 333-74100,
333-46092, 333-73864, 333-102392 and 333-102367 on Form S-3 and Nos. 333-08990,
333-30304, 333-57970, 333-89134, 333-70238 and 333-107835 on Form S-8 of our
report dated March 14, 2003, March 3, 2004, as to the effects of the restatement as discussed in Note 20 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, as discussed in Note 1, and to the restatement discussed in
Note 20 to the consolidated financial statements) appearing in the Annual Report on Form 10-K/A of Cray Inc. for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Seattle, Washington
March 11, 2004